Exhibit 10.31

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”), dated as of August 25, 2006 (the “Signing Date”), and effective as of the Effective Date (as defined below), is entered into by and between VENTURE CATALYST INCORPORATED, a Utah corporation (“Company”), and VCAT, LLC, a Delaware limited liability company (“Vendor”).

In consideration of the mutual representations, warranties, covenants and agreements contained herein, Company and Vendor hereby agree as set forth below.

1.	DEFINITIONS.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, between Company and Vendor.

“Barona” means the Barona Valley Ranch Resort & Casino, located at 1932 Wildcat Canyon Road, Lakeside, California 92040.

“Confidential Information” means any and all trade secrets, proprietary or confidential information that is disclosed by a party hereto (or any of such party’s Affiliates) (each a “Disclosing Party”) that: (a) is disclosed in writing or other tangible form to the other party (the “Receiving Party”) by the Disclosing Party and is designated in such writing or tangible form as “confidential” (or, if disclosure is made orally, is reduced to or summarized in writing and identified as “confidential” within thirty (30) days after such oral disclosure), and (b) is not generally known in the relevant industry or industry segment. The following will not constitute Confidential Information for purposes of this Agreement: (1) information which was already in the Receiving Party’s (or its Affiliates’) possession as evidenced by any form of legally admissible evidence prior to the Signing Date and not disclosed to the Receiving Party by the Disclosing Party (or its Affiliates); (2) information that is independently developed in good faith by representatives of the Receiving Party who did not have access to the Confidential Information, as evidenced by any form of legally admissible evidence; (3) information that is obtained from a third party who, insofar as is known to the Receiving Party, is not prohibited from transmitting the information to the Receiving Party by a contractual, legal or fiduciary obligation to the Disclosing Party; (4) information which is or which becomes generally available to the public other than as a result of disclosure by the Receiving Party; and (5) information that is disclosed to the Receiving Party without notice of any obligation of confidence with respect to such information.

“Contracting Party” means with respect to an SOW (as defined below), Company or an Affiliate of Company, as the case may be, that requests Vendor to provide Services to Company or such Affiliate pursuant to such SOW.

“Contracting Party’s Representative” means the individual designated in writing by a Contracting Party, by letter to Vendor or in an applicable SOW, as the person having general authority to decide questions and resolve problems raised by Vendor or occurring in relation to the Services under such SOW.

“Deliverables” means any deliverables resulting from the Services or otherwise provided by Vendor to any Contracting Party in connection with this Agreement or any SOW, including, but not limited to, software, designs and documentation.

“Effective Date” means the date upon which the Closing (as such term is defined in the Asset Purchase Agreement) occurs.

“Gaming” shall mean an action or event whereby something of value, that is readily convertible to a monetary unit, is placed at risk, including but not limited to cash, credit, and/or other instrumentality, on the outcome of an uncertain event in which a player does not exercise any control or which is determined predominantly by chance. By way of example, video poker and other Gaming in which some skill of the player may be involved in the outcome is considered “predominantly by chance.”

“Gaming Device” shall mean any electronic, electrical, and/or electro-mechanical slot machine or gambling device, whether now existing or hereinafter invented, used in legal Gaming jurisdictions for Gaming.

“Governmental Entity” means any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including, without limitation, the National Indian Gaming Commission, the California Gambling Control Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission or any other tribal or governmental authority regulating any form of gaming.

“Intellectual Property Rights” means all industrial and intellectual property rights protected by law throughout the world, including all copyright rights, copyright registrations and applications, trademark rights (including trade dress and trade name), trademark registrations and applications, domain names, patent rights (including the right to apply therefore), patent applications (including the right to claim priority under applicable international conventions) and all patents issuing thereon, and inventions, whether or not patentable, trade secret rights, mask-work rights, all utility and design rights, rights in specifications, authors rights, moral rights, rights in algorithms, rights in packaging, rights in goodwill, and other intellectual property rights, as may exist now and hereafter come into existence, and all renewals and extensions thereof, regardless of whether any of such rights arise under the laws of the United States or of any other state, country or jurisdiction.

“Note” means Promissory Note III, the form of which is Exhibit F to the Asset Purchase Agreement.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity.

“Server-Based Gaming” or “SBG” means products or services (related to products) that utilize a computer network in combination with Gaming Devices to facilitate the use of remote resources to direct, manage, present, enhance, customize, modify, download, distribute or otherwise influence a Gaming Device or Gaming experience.

“Services” means any consulting services in the field of Server-Based-Gaming described in an approved SOW.

“Statement of Work” or “SOW” means a written proposal, in substantially the form attached as Exhibit A, prepared by Company or an Affiliate of Company desiring to be a Contracting Party and approved in writing by Vendor for Services to be performed by personnel of Vendor. All definitions in this Agreement apply to any Statements of Work entered into by Vendor and Company or any of its Affiliates.

2.	CONSULTING SERVICES.

2.1 Vendor to Provide Services. Upon the execution of a SOW by Vendor and the applicable Contracting Party, Vendor shall perform all Services described in and in accordance with such SOW using Vendor employees reasonably acceptable to the Contracting Party. Vendor understands and agrees that any Services to be performed pursuant to any SOW shall be performed in compliance with and pursuant to the terms, conditions and provisions of this Agreement, and any SOW that is authorized after the execution of this Agreement is hereby incorporated by reference. A SOW may be renewed or extended for additional periods of time by mutual agreement of the parties to the applicable SOW. The initial SOW (the “Initial SOW”) covering Services expected to be provided by Vendor to the Company and its Affiliates for the Initial Term (as defined herein) is attached hereto as Exhibit B.

2.2 Correction of Services; Supplementary Work. If a Contracting Party reasonably determines that the Services or Deliverables, or any portion thereof, fails to conform to the standards, specifications, procedures or written instructions set forth in this Agreement or the applicable SOW, and the Contracting Party provides Vendor with notice of such nonconformity (which notice shall not constitute notice of a material breach under Section 6.2(a)), Vendor shall use its best efforts to correct such Services or Deliverables, or portion thereof, which are non-conforming and redeliver such Services or Deliverables to the Contracting Party within 30 days of Vendor’s receipt of such notice. Such corrections shall consist of all corrective services necessary for the Services and Deliverables to conform to the applicable SOW and the standards set forth in Section 4.2 below (the “Criteria”). All costs incurred in performing such corrections to the Services and Deliverables shall be borne by Vendor, and the Contracting Party shall not be obligated to pay for the cost of any portion of such corrections; provided, however, that corrections to the Services or Deliverables required due to any improper actions of or failure to reasonably cooperate by the Contracting Party that materially affect Vendor’s ability to comply with any of the requirements of this paragraph shall be paid for by the Contracting Party.

2.3 Services Changes. Company, on behalf of itself and its Affiliates, reserves the right for the Contracting Party to request Vendor to: (a) modify the scope of a current SOW pursuant to a change order form executed by Vendor and the Contracting Party; (b) perform projects in addition to a current SOW; or (c) furnish materials or equipment (or the use thereof) in connection with Services which are not included in a current SOW (collectively, “Additional Services”); provided, however, that such modification, additional project or provision of materials or equipment must be reasonably acceptable to Vendor. The need for such Additional Services may arise due to changes in the nature, kind or cost of Services specifications or materials that could not be contemplated at the time of execution of this Agreement or at the time of execution of the applicable SOW. Except as provided herein, Vendor shall not perform any Additional Services without first having secured written and signed approval from an authorized representative of the Contracting Party, by way of an amendment to the applicable SOW. Such authorization shall describe the Additional Services to be performed and shall specify either the additional fees to be paid by the Contracting Party or the basis on which such fees shall be calculated, if applicable. Should Vendor perform any Additional Services without advance written authorization from a Contracting Party, such Additional Services shall be at Vendor’s sole expense.

2.4 Vendor’s Right to Subcontract Services. Vendor shall not subcontract Services or any part thereof without the written approval of the applicable Contracting Party, which approval shall not be unreasonably withheld or delayed. In the event that Vendor subcontracts all or part of Services, Vendor shall cause each retained sub-vendor (“Sub-Vendor”) to assume and satisfy all subcontracted Services obligations of Vendor under the applicable SOW. Vendor shall be liable for all acts and omissions of all Sub-Vendors and of all Sub-Vendor employees or agents, as if such acts and omissions were performed or omitted by Vendor. Vendor acknowledges the Confidential Information and Intellectual Property Rights of Contracting Party under Sections 7 and 8 of this Agreement, and, in the event Contracting Party employs Sub-Vendors in connection with Services, Vendor agrees to restrict the Sub-Vendor’s access to such information under the terms of this Agreement, or, if necessary to complete the Services, Vendor agrees to require the Sub-Vendor and, as necessary, Sub-Vendor’s employees, to sign a non-disclosure and intellectual property assignment agreement that protects the Confidential Information and Intellectual Property Rights of Contracting Party consistent with the terms of this Agreement.

2.5 Use of Completed Portions of Deliverables. A Contracting Party shall at any time have the right to take possession of and use any completed or partially completed portions of Deliverables, notwithstanding that the time for completing the Deliverables or portions thereof may not have expired.

2.6 Divested Entities. In the event that any Affiliate or any business division of Company or an Affiliate of Company is sold, in part or in whole, to a third party or otherwise elects to enter into a services agreement with Vendor (each a “Divested Entity”), and if such Divested Entity so requests, Vendor agrees to promptly enter into a services agreement with such Divested Entity that is functionally identical and equivalent to the terms and conditions of this Agreement.

2.7 Access to Field Information. Vendor shall provide Company with access to field information useful to the development and marketing of Server-Based Gaming technology and products of the Company, including without limitation, marketing trends, opportunities and challenges; player trends, opportunities and challenges; product trends, opportunities and challenges; and operator trends, opportunities and challenges, in each case, with supporting data.

3.	LIMITED EXCLUSIVITY.

3.1 Limited Exclusivity. In recognition of the significant Confidential Information of Company with respect to the Server-Based Gaming technology and products of the Company and its Affiliates being provided to Vendor pursuant to this Agreement:

a. During the term of this Agreement (including any mutually agreed extensions thereof), neither Vendor nor any of its Affiliates may, directly or indirectly, provide consulting services or support (other than evaluation services) to any other Person involving, in connection with or related to Server-Based Gaming without the prior written authorization of Company; provided, however, that Vendor may provide consulting services and support with respect to Server-Based Gaming technology and products of Company or its Affiliates to any Persons without such authorization; and

b. During the term of this Agreement (including any mutually agreed extensions thereof), and for a period of eighteen (18) months after the expiration or termination of this Agreement, neither Vendor nor any of its Affiliates may, directly or indirectly, assist or provide services or support to any Persons other than Company and its Affiliates in connection with or relating to the design or development of any Server-Based Gaming product, system, method or service without the prior written authorization of Company; provided, however, that the foregoing restriction shall not restrict Vendor from providing general consulting services to any other Persons during such period, as long as such general consulting services do not include the provision of design or development services with respect to any Server-Based Gaming product, system, method or service.

c. Notwithstanding the foregoing provisions of this Section 3.1, the restrictions set forth in Sections 3.1(a) and (b) shall not restrict Vendor from providing any services or support to any other Person to whom the Company is currently, as of the Signing Date, providing consulting services pursuant to a contract representing 30% or more of the Company’s annual revenues.

4.	REPRESENTATIONS AND WARRANTIES.

4.1 Vendor’s Authority and Ability to Conduct Business.

a. Vendor represents and warrants that it has all licenses, permits, and registrations necessary to provide the Services and Deliverables or it is able to procure any such licenses, permits and registrations in a timely manner so as to avoid any delay or penalty with respect to the Services or Deliverables.

b. Vendor represents and warrants that (i) it is in the business of, and has developed the requisite expertise to provide the Services and Deliverables, and (ii) its agents, employees and Sub-Vendors have the capability, experience, expertise and means required to provide the Services and Deliverables and that the Services will be provided using personnel, equipment and materials qualified and/or suitable to perform the Services requested.

c. Vendor represents and warrants that it has the authority to do business in the states in which the Services are to be performed.

d. Vendor represents and warrants that the Services, the Deliverables and any Related Rights (as defined in Section 8.4) do not and will not infringe any third party Intellectual Property Rights.

4.2 Vendor’s Performance Standards.

a. Vendor represents and warrants that it shall perform the Services and prepare all Deliverables in a professional manner and in accordance with leading industry practices. Vendor represents that prior to undertaking any Services it will ascertain the nature and scope of the Services, the type and magnitude of the resources required to complete the Services, and any other issues which could affect the performance of the Services.

b. Vendor warrants that its Services personnel, including all Sub-Vendor personnel, shall be trained at Vendor’s or Sub-Vendor’s expense, in a manner sufficient for such personnel to perform the Services in accordance with leading industry standards.

c. Vendor represents and warrants that it will reasonably cooperate with the Contracting Party, including authorized representatives thereof, at all times while performing Services hereunder.

d. Vendor warrants that it shall not include in any Deliverable or otherwise disclose or provide to Company or any of its Affiliates any proprietary information, ideas, concepts, improvements, discoveries, inventions, or forms of expression of ideas that Vendor does not own or otherwise have the right to disclose or provide to Company or such Affiliate.

e. Vendor represents and warrants that it will comply with all applicable federal, state and local laws in the course of performing the Services and delivering the Deliverables.

f. In the event the performance of Services by Vendor, or that of any of Vendor’s employees or Vendor’s Sub-Vendors or the employees of its Sub-Vendors, under this Agreement or any SOW is unsatisfactory in the reasonable judgment of a Contracting Party, the Contracting Party may notify Vendor accordingly and, if requested by the Contracting Party, Vendor or Vendor’s employees or Vendor’s Sub-Vendor or the employees of Vendor’s Sub-Vendor whose Services performance is unsatisfactory shall be removed from Services on the project and the Contracting Party’s premises, if applicable, immediately after such notification. The Contracting Party shall provide to Vendor and, if necessary, to Sub-Vendor, a written description of the Contracting Party’s basis for such request. Upon such removal of any employee of Vendor or its Sub-Vendor initially designated to work on the project, Vendor shall promptly provide a suitably qualified, trained and oriented replacement. The costs of such qualification, training and orientation or replacement personnel shall not be included in the fees for the Services, and Vendor shall not otherwise pass these costs on to Company.

4.3 No Conflicting Agreements. Vendor represents and warrants that it is not a party to any contract that, by its terms, prohibits Vendor from entering into or performing under this Agreement.

4.4 Background Checks. Vendor agrees that prior to recommending or directing any individual to perform Services, Vendor shall have performed a thorough background investigation in accordance with reasonable practices in the industry. Vendor acknowledges that a Contracting Party may perform its own background check of any person performing Services or under consideration for performance of Services.

4.5 Company’s Representations and Warranties. Company represents and warrants that it will reasonably cooperate with Vendor and will use commercially reasonable efforts to cause each Contracting Party, including the authorized representatives thereof, to reasonably cooperate with Vendor at all times while Vendor is performing Services hereunder.

5.	PAYMENT BY CONTRACTING PARTY TO VENDOR.

5.1 Pre-Paid Services. In accordance with the payment schedule set forth in Section 5.4, Company shall pay $2 million dollars (the “Prepaid Amount”) to Vendor for all Services to be rendered and Deliverables to be provided by Vendor under this Agreement and the Initial SOW during the Initial Term. Vendor acknowledges that, subject to Section 5.7, the Prepaid Amount constitutes payment in full for all Services and Deliverables to be provided by Vendor under the Agreement and the Initial SOW for the Initial Term.

5.2 Vendor’s Hours Commitment. Vendor shall perform at least 6,000 hours of Services under this Agreement and the Initial SOW during the Initial Term (the “Time Commitment”). Vendor shall use commercially reasonable efforts to expend such efforts in an even manner over each month of the Initial Term.

5.3 Reporting. For all Services and Deliverables provided by Vendor under the Agreement and the Initial SOW within Vendor’s Time Commitment, Vendor shall send the applicable Contracting Party monthly reports stating the time spent (which time reports may be approximate for Vendor executives), Services rendered (including a description of any Deliverables), along with other supporting evidence as the Contracting Party may reasonably request.

5.4 Payment Schedule. Company shall pay the Prepaid Amount to Vendor in three installments as set forth in subsections (a) and (b) below. The amount of the Prepaid Amount allocated to each installment will be mutually agreed upon by Vendor and Company prior to the Closing. In any case, the total of the installments will equal the Prepaid Amount.

a. If the Closing occurs prior to January 1, 2007, the Prepaid Amount will be paid in three installments as follows: the first installment, on the date of the Closing; the second installment, on January 1, 2007; and the third installment, on January 1, 2008.

b. If the Closing occurs on or after January 1, 2007, the Prepaid Amount will be paid in three installments as follows: the first installment, on the date of the Closing; the second installment, on January 1, 2008; and the third installment, on January 1, 2009.

5.5 Invoicing and Payment. For any Services provided by Vendor after the expiration of the Initial Term, Vendor shall send the applicable Contracting Party monthly invoices stating the time spent, Services rendered (including a description of any Deliverables), and related approved expenses, along with records, receipts, or other supporting evidence as the Contracting Party may reasonably request. Any payments due to Vendor by the Contracting Party will be made within thirty (30) days of receipt of an undisputed invoice, less any amounts reflecting payment made on previous invoices; provided, however, that payment of any invoices or portions of invoices shall not prejudice the right of the Contracting Party to (a) protest or question the correctness of any invoice, or (b) verify compliance of the Services or Deliverables, or any portion thereof, with this Agreement or any applicable SOW. Any payment by a Contracting Party to Vendor shall not prejudice or constitute a waiver of any right whatsoever of such Contracting Party. Final payment to Vendor under any SOW shall be made by the Contracting Party only after receipt of Vendor’s final adjusted invoice (initialed and dated by the Contracting Party’s proper approving authority), accompanied by an executed statement by Vendor of completion of the Services and/or delivery of the applicable Deliverables under the applicable SOW (including, if requested by the Contracting Party, evidence properly supporting the completion). All time worked after the expiration of the Initial Term in excess of the Time Commitment shall be billed at time and material rates to be mutually agreed upon by the Parties. All amounts hereunder shall be in United States Dollars.

5.6 Entire Consideration. It is understood and agreed by Vendor that, subject to Section 5.7, the Prepaid Amount and, as applicable, other sums to be paid after the Initial Term pursuant to any applicable SOW, shall be the entire consideration to be received by Vendor from the Contracting Party for the Services performed and Deliverables provided hereunder (unless additional fees are mutually agreed upon by Vendor and the Contracting Party), and that said sums shall include any and all taxes and contributions applicable to Vendor. Vendor shall, where applicable, separately list on its invoices all valid sales taxes on Services provided hereunder.

5.7 Vendor Expenses. Vendor is responsible for its own office expenses, including, but not limited to, rent, utilities, telephone and office supplies. Company will reimburse Vendor for its actual out-of-pocket travel, lodging and related costs and expenses reasonably incurred in connection with the provision of the Services and Deliverables, provided that such costs and expenses are incurred in accordance with the expense reimbursement policy attached hereto as Exhibit D.

6	TERM AND TERMINATION.

6.1 Term. Subject to Section 6.2 below, unless terminated earlier pursuant to this Section 6, this Agreement shall commence and be effective upon the Effective Date and shall continue for a term of three (3) years (the “Initial Term”). Upon mutual written agreement, the parties may thereafter renew the Agreement for additional one (1) year terms.

6.2 Termination. Notwithstanding anything to the contrary contained herein:

a. Company may terminate this Agreement upon written notice to Vendor if Vendor commits a material breach of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) days of receipt of written notice of such breach from Company;

b. Vendor may terminate this Agreement upon written notice to Company if Company fails to pay Vendor any of the payments due to Vendor under Section 5.4 and fails to cure such non-payment within thirty (30) days of receipt of written notice of such breach from Vendor; provided, however, that in order to exercise such termination right, Vendor must not be in default under the Note for failure to make any required payments under the Note within the time periods permitted under the Note; and

c. either party may terminate this Agreement immediately upon written notice if to the other party, if such other party has a receiver appointed, or an assignee for the benefit of creditors, or in the event of any insolvency or inability to pay debts as they become due by the other party, except as may be prohibited by applicable bankruptcy laws.

6.3 Effect of Expiration or Termination. If the Agreement expires or is terminated pursuant to Section 6.2, Vendor shall (a) have no further obligation to provide Services, and (b) transfer and deliver to any applicable Contracting Party all in-progress and completed Deliverables. Termination of this Agreement shall not relieve any party from any obligation accrued up to and including the date of such termination, nor deprive a party not in default of any remedy otherwise available to it. In the event of a termination of the Agreement or the termination of any SOW by a Contracting Party prior to the commencement of any Services, the Contracting Party shall incur no liability to Vendor as a result of such termination, including without limitation, any costs or expenses of Vendor relating to proposal preparation, purchase of equipment, materials or supplies, or the hiring or reassignment of any of Vendor’s employees or contractors.

6.4 Survival. The provisions of Sections 3.1, 6.3, 6.4, 7, 8, 9, 11, 12 and 13 shall survive the expiration or termination of this Agreement; provided, however, that in the event that this Agreement is terminated by Vendor pursuant to Section 6.2(b), Section 3.1 shall not survive such termination. Termination will not affect any right or remedy at law or in equity of either party.

7	CONFIDENTIALITY.

7.1 Ownership and Use. As between the parties, the Confidential Information of a Disclosing Party will remain that respective party’s sole property. Confidential Information received by any Receiving Party from a Disclosing Party will be used by such Receiving Party only for purposes of, or as otherwise authorized by, this Agreement. Each Receiving Party will hold the Confidential Information of the Disclosing Party in confidence and protect such Confidential Information from disclosure using the same care it uses to protect its own confidential information of like importance, but not less than reasonable care. No Confidential Information will be disclosed by the Receiving Party without the prior written consent of the Disclosing Party, except that a Receiving Party may disclose this Agreement and the Disclosing Party’s Confidential Information to (i) its directors, employees, attorneys, agents, auditors and insurers, and (ii) subcontractors who require access to such information in connection with their engagement; and in each case who are obligated to keep such information confidential in a manner no less restrictive than set forth in this Section 7.1. The Receiving Party employing or engaging such persons is responsible and liable for their compliance with such confidentiality obligations. Upon the expiration or termination of this Agreement, all embodiments of Confidential Information of a Disclosing Party will be returned or destroyed by each Receiving Party, with written certification thereof.

7.2 Restrictions. No Receiving Party shall use any Disclosing Party’s Confidential Information without the express prior written consent of an authorized officer of the Disclosing Party for a period ending five (5) years after the date of termination of either party’s right to possess and/or use the Confidential Information, including, without limitation, the termination or expiration of this Agreement. Each Receiving Party recognizes and agrees that the use or disclosure of any Confidential Information of a Disclosing Party in a manner inconsistent with the provisions of this Agreement may cause the Disclosing Party irreparable damage for which adequate remedy at law may not be available. Accordingly, a Disclosing Party shall be entitled to seek temporary and/or permanent injunctive relief against such breach or violation from any court of competent jurisdiction immediately upon request. The right of a Disclosing Party to seek injunctive relief shall not limit in any manner that party’s right to seek other and/or additional remedies at law or in equity.

7.3 Disclosures Required By Law. If Confidential Information is required to be disclosed by law or a Governmental Entity by a Receiving Party, including pursuant to a subpoena or court order, such Confidential Information may be disclosed, provided that such Receiving Party: (a) promptly notifies the Disclosing Party of the disclosure requirement; (b) cooperates with the Disclosing Party’s reasonable efforts to resist or narrow the disclosure and to obtain an order or other reliable assurance that confidential treatment will be accorded the Disclosing Party’s Confidential Information; and (c) furnishes only Confidential Information that the Receiving Party is legally compelled to disclose according to advice of its legal counsel.

7.4 Ownership. Company and it Affiliates are and shall remain the owners of all rights, title and interest in and to their Confidential Information. Vendor shall obtain no right or license in and to Company’s or any of its Affiliates’ Confidential Information, except as specifically provided by this Agreement. Vendor is and shall remain the owner of all rights, title and interest in and to its Confidential Information. Company and its Affiliates shall obtain no right or license in and to Vendor’s Confidential Information, except as specifically provided by this Agreement.

8	INTELLECTUAL PROPERTY RIGHTS AND OWNERSHIP.

8.1 Contracting Party Materials. All information, data, documents, and materials that Vendor receives from Company or any of its Affiliate or acquires or learns from Company’s or any of its Affiliates’ files, documents, employees, or representatives (collectively, “Materials”), shall remain Company’s or such Affiliate’s, as applicable, sole and exclusive property. Vendor shall obtain no rights whatsoever, whether under applicable patent, copyright, trade secret laws or otherwise, in such Materials unless specifically provided in writing by Company or the applicable Affiliate. Similarly, if Vendor, in connection with providing the Services or Deliverables, obtains access to third party information, data, documents, and materials in Company’s or any of its Affiliates’ possession, Vendor shall obtain no rights in such third party information, data, documents, and materials. Except as specifically authorized in writing by Company or any of its Affiliates, Vendor shall not use, shall not allow a third Person to use, and shall not make any copies, summaries, or extracts of Materials any third party information, data, documents, and materials. Upon completion of the related Services, the expiration or termination of this Agreement, or at any time upon Company’s request, Vendor immediately shall return to Company or its Affiliates, as appropriate, all Materials and any third party information, data, documents, and materials, as well as any and all copies, summaries, or extracts thereof.

8.2 Ownership of Inventions. Vendor acknowledges that Vendor is being retained by Company to perform the Services, and to create for Company’s or its Affiliates’ exclusive use and benefit, certain works which are considered “works made for hire.” As such, Vendor acknowledges and agrees that the applicable Contracting Party shall exclusively own all right, title and interest, including, without limitation, all Intellectual Property Rights, in and to all Deliverables and all information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not and whether or not reduced to practice, as well as all forms of expression of ideas which are the subject matter of copyright (including all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs and all other writings or materials of any type), developed or prepared by Vendor under an SOW in connection with the Services or Deliverables (collectively “Work Product”), and that such Work Product is the Confidential Information of such Contracting Party. Vendor agrees to promptly disclose all such Work Product to the applicable Contracting Party. To the extent that any of the Work Product is not deemed a “work made for hire” by operation of law, Vendor hereby irrevocably assigns, transfers and conveys, and shall cause its employees, Sub-Vendors, subcontractors and affiliates, if any, to irrevocably assign, transfer and convey, to the applicable Contracting Party all of its right, title and interest in and to such Work Product, including all Intellectual Property Rights therein.

8.3 Further Assurances. Vendor acknowledges and agrees that the applicable Contracting Party shall have the right to obtain, perfect and enforce in their own names any Intellectual Property Rights in and to the Work Product. Vendor agrees, at the Contracting Party’s expense, to execute any documents or take any other actions as may reasonably be necessary, or as the Contracting Party may reasonably request, for such Contracting Party to obtain, perfect or enforce its rights in the Work Product. Unless otherwise directed by the Contracting Party, upon the expiration or termination of this Agreement or a SOW, Vendor shall immediately turn over to the Contracting Party all Deliverables, including, without limitation, all work-in-progress. In the event that a Contracting Party is unable for any reason to secure Vendor’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Work Product (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Vendor hereby irrevocably designates and appoints such Contracting Party and its duly authorized officers and agents as its agents and attorneys-in-fact to act for and in its behalf and instead of Vendor, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of any Intellectual Property Rights thereon with the same legal force and effect as if executed by Vendor.

8.4 Retained Rights. Vendor shall retain and reserve all rights to (a) any software, technology or Intellectual Property Rights of Vendor existing prior to the Signing Date or developed or otherwise obtained by Vendor outside the scope of this Agreement without the use of any information or materials of Company or any of its Affiliates, and (b) any information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not and whether or not reduced to practice, developed or prepared by Vendor under an SOW in connection with the Services or Deliverables which are of general application in Vendor’s consulting practice (“Retained Rights”). If, in the course of providing the Services, Vendor provides or incorporates into any Deliverables any Retained Rights, or the use of any Deliverables by any party would infringe any Retained Rights, the applicable Contracting Party is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense through multiple levels of sublicensees) to make, have made, copy, modify, make derivative works of, use, sell, offer for sale, distribute, display, import and otherwise exploit such Deliverables or any improvements thereto or successor versions thereof.

9	INDEMNIFICATION AND LIMITATION ON LIABILITY.

9.1 Indemnification.

(a) Vendor shall indemnify, hold harmless and, at Company’s request, defend Company, its Affiliates, employees, officers and agents from and against all claims, demands, losses, liabilities, damages and expenses (including attorneys’ fees) relating to (a) any bodily injury or death of any person or damage to real and/or tangible personal property caused by the negligence or willful misconduct of Vendor, its personnel or agents in connection with the performance of the Services hereunder, (b) any claim that the performance or receipt of the Services, or any use or other exploitation of the Deliverables, infringes or misappropriates any Intellectual Property Right of any third party, (c) any breach of Vendor’s representations and warranties under Section 4, (d) any breach of Vendor’s exclusivity obligations under Section 3.1, and (e) any breach of Vendor’s confidentiality obligations under Section 7. In the event of a claim for which Company seeks indemnification, Company will promptly notify Vendor of the claim and provide reasonable cooperation at Vendor’s expense.

(b) Company shall indemnify, hold harmless and, at Vendor’s request, defend Vendor, its Affiliates, employees, officers and agents from and against all claims, demands, losses, liabilities, damages and expenses (including attorneys’ fees) relating to (a) any bodily injury or death of any person or damage to real and/or tangible personal property caused by the negligence or willful misconduct of Company, its personnel or agents in connection with the performance of the Services hereunder, (b) any claim that the performance or receipt of the Services, or any use or other exploitation of the Deliverables, infringes or misappropriates any Intellectual Property Right of any third party, but only to the extent that such infringement or misappropriation is caused by any content, materials or instructions provided to Vendor by Company, (c) any breach of Company’s representations and warranties under Section 4, and (d) any breach of Company’s confidentiality obligations under Section 7. In the event of a claim for which Vendor seeks indemnification, Vendor will promptly notify Company of the claim and provide reasonable cooperation at Company’s expense.

9.2 LIMITATION OF LIABILITY. EXCEPT FOR VENDOR’S AND COMPANY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 9, NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, PUNITIVE OR INDIRECT LOSSES OR DAMAGES INCURRED BY ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, ARISING OUT OF THIS AGREEMENT OR THE SERVICES PERFORMED UNDER ANY SOW OR ANY BREACH THEREOF, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THE OCCURRENCE OF SUCH DAMAGES.

10	INSURANCE.

10.1 Coverage. Vendor shall procure and maintain in full force and effect during the term of this Agreement, and for such period thereafter during which Vendor has continuing obligations, such insurance coverage as described in Exhibit C attached hereto.

10.2 Proof of Insurance. Upon execution of this Agreement, Vendor shall furnish Company a certificate of insurance evidencing that all insurance required hereunder is in full force and effect. All such policies shall (a) be issued by insurance companies satisfactory to Company; and (b) be endorsed to waive subrogation in favor of and name as an additional insured, Company and its Affiliates and their respective officers, directors, agents and employees. Vendor shall require its insurance carrier to give Company thirty (30) days written notice prior to the cancellation of any such policy.

10.3 Additional Insurance. Vendor shall require any Sub-Vendor at any tier, other vendor, supplier, material dealer and others connected with the Services to provide and maintain insurance at all times during the period that they are performing or otherwise related to Services at the foregoing levels of and effect at the Sub-Vendor’s, other vendor’s, supplier’s, material dealer’s, or others’ own cost. Should Vendor fail to comply with any of the foregoing insurance requirements, Company, in its sole discretion, may immediately terminate this Agreement and any SOW. Vendor’s insurance shall be primary and any insurance or self-insurance maintained by Company shall be excess and non-contributory to Vendor’s insurance. Vendor shall be solely responsible for deductibles required under such policies. Irrespective of the requirements as to insurance to be carried as provided for herein, the insolvency, bankruptcy or failure of any insurance company carrying insurance of Vendor, the failure of any insurance company to pay claims accruing, or the inadequacy of the limits of the insurance, shall not affect, negate or waive any of the provision of this Agreement including, without exception, the indemnity obligations of Vendor. Vendor further agrees that nothing contained in this Section 10 shall relieve Vendor of any of Vendor’s obligations and responsibilities contained in any other Section of this Agreement.

11	INDEPENDENT CONTRACTOR.

11.1 No Employment Relationship. The Services performed by Vendor shall be as an independent contractor and not as an employee. Accordingly, neither Vendor nor any Vendor employee is entitled to the benefits Company or any of its Affiliates provides to their employees, including, but not limited to, group insurance and participation in Company’s or such Affiliate’s employee benefit, pension, and compensation plans. Company’s or any of its Affiliates’ general suggestions in connection with the Services, general right of inspection, and right to terminate this Agreement shall not make Vendor an agent or employee of Company or any Affiliate or give Company or any Affiliate any right of control over Vendor or its employees. Except as expressly provided herein, Vendor shall maintain all persons performing the Services as employees, and shall file appropriate forms (generally, W-2 forms) with the Internal Revenue Service for each and every such person.

11.2 Benefit Waiver. If requested by Company, Vendor will require Vendor personnel to execute a benefit waiver acknowledging his or her waiver of any right to participate in any Company-sponsored employee benefit and/or compensation program prior to his or her first assignment to perform Services hereunder. This waiver of any right to participate in any Company-sponsored employee benefit and/or compensation program represents a material component of the terms of payment agreed to by the parties.

11.3 No Agency. Vendor is not an agent, partner, or joint-venturer of Company or any of its Affiliates. Vendor shall not represent self to third persons to be other than an independent contractor of Company or any of its Affiliates, nor shall Vendor offer or agree to incur or assume any obligations or commitments in Company’s or any of its Affiliates’ names or for Company or any of its Affiliates without Company’s or such Affiliate’s prior written consent and authorization. Vendor acknowledges and agrees that Company or any of its Affiliate reserves the right to contract with other parties for similar services during the term.

11.4 Vendor Taxes. Vendor shall be responsible for payment of all taxes applicable to it arising out of its activities under this Agreement, including but not limited to, federal and state income tax, Social Security tax, unemployment insurance tax, and any other tax or business license fee as required. Company and its Affiliates, as applicable, will report the amounts paid Vendor on applicable Internal Revenue Service documents.

12	SOLICITATION OF EMPLOYEES.

In consideration for the mutual promises contained in this Agreement, Vendor agrees not to solicit or hire, either directly or indirectly, for Vendor’s benefit or for the benefit of any third party, the services of or employ any of Company’s or its Affiliates’ employees during the term of this Agreement and for a period of twelve (12) months thereafter without Company’s prior written consent; provided, however, that general advertisements for employment which are not specifically targeted at any of the foregoing will not (in the absence of further solicitation, enticement or hiring of any of the foregoing) constitute a violation of this Section 12.

13	MISCELLANEOUS.

13.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company:

c/o International Game Technology
9295 Prototype Drive

Reno, Nevada 89521
Facsimile: (775) 448-1488
Attention: Richard Pennington, Executive Vice President
Facsimile: (775) 448-0120
Attention: J. Kenneth Creighton, Vice President

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Facsimile: (949) 823-6994

Attention: J. Jay Herron & Andor D. Terner

(b)	if to Vendor, to:

VCAT, LLC

591 Camino de la Reina, Suite 418

San Diego, California 92108

Facsimile: (619) 330-4002

Attention: Kevin McIntosh

with a copy to:

Alhadeff & Solar, LLP

707 Broadway, Suite 800

San Diego, California 92101

Facsimile: (619) 702-3898

Attention: Robert K. Edmunds

13.2 Amendment and Waiver; Cumulative Effect. To be effective, any amendment or waiver under this Agreement must be in writing and signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise. Notwithstanding anything herein to the contrary, this Agreement shall not be amended, nor shall any right of Company hereunder be waived, without the prior written consent of Parent (as such term is defined in the Asset Purchase Agreement).

13.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

13.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and are not intended to confer upon any Person other than the parties hereto (except, as to the Company, its Affiliates) any rights or remedies hereunder.

13.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

13.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by Vendor without the prior written consent of Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

13.7 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada or in Nevada state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada or any Nevada state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Nevada.

13.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.9 Records and Audits. Vendor shall keep reasonable books and records relating to the Services performed under this Agreement and, if applicable, the fees charged to Company or any of its Affiliates and shall maintain such books and records for the term of this Agreement and for two (2) years thereafter. Company shall have the right to inspect such records (upon reasonable, prior written notice, during Vendor’s normal business hours), for the sole purpose of verifying any reports, information or payments provided or due hereunder and verifying compliance with the material terms and conditions of this Agreement.

13.10 Conflicts. In the event of any conflict between this Agreement and the terms and conditions of any SOW, the terms and provisions of such SOW shall prevail and control only with respect to the definition and scope of the Services to be provided and compensation for such Services under such SOW. Except with regard to the definition and scope of Services and compensation for such Services, any additional or inconsistent terms contained in any SOW with respect to this Agreement will be of no force and effect.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

VENDOR		COMPANY

VCAT, LLC a Delaware limited liability company		VENTURE CATALYST INCORPORATED, a Utah corporation

Signature:	/s/ L. DONALD SPEER, II	Signature:	/s/ KEVIN MCINTOSH
Printed Name:	L. Donald Speer, II	Printed Name:	Kevin McIntosh
Title:	Chairman	Title:	Sr. Vice President and CFO
Date:	Aug. 25, 2006	Date:	Aug. 25, 2006

S-1

EXHIBIT A

STATEMENT OF WORK FORM

SOW No.

This Statement of Work shall be attached to and become part of the Consulting Services Agreement dated August     , 2006 (the “Agreement”) by and between Venture Catalyst Incorporated, a Utah corporation (“Company”) and VCAT, LLC, a Delaware limited liability company (“Vendor”). Vendor will perform the Services in accordance with this Statement of Work and the Agreement.

1. Contracting Party:

a) Name: [                    ]

b) Representative: [                    ]

2. Project Name: [            ]

3. Project Location: [            ]

4. Scope of Services:

a) Description of Services: See Appendix 1

b) Commencement Date: [                    ]

c) Deliverables: [                    ]

5. Vendor’s Authorized Representative for the Project: [                    ]

6. Staffing for Project Services: During the course of performing under this SOW, Vendor may utilize the following resources in order to complete the Services:

a) [            ]

b) [            ]

7. Classification of Services and Associated Rates:

8. Products and Materials to be Furnished by Contracting Party:

[Provide a complete list of any products (hardware or software) and materials to be furnished by Contracting Party.]

9. Products and Materials to be Furnished/Licensed by Vendor:

[Provide a complete list of any products (hardware or software) and materials to be furnished by Vendor.]

10. Project Costs:

☐	(a)	the total lump sum amount of $ .
☒	(b)	in accordance with the following rate schedule and the milestone chart set forth in the Statement of Work. PROJECT MILESTONES AND ESTIMATED COSTS ARE SUBJECT TO ALL PARTIES MAINTAINING THE SCHEDULE AND PROVIDING INFORMATION AND/OR RESOURCES ON A TIMELY BASIS.
Rate Schedule:		[ ]

Contracting Party’s charge for Vendor’s use of Contracting Party’s offices and equipment by Vendor in providing Services: $ not applicable/per

11. Expenses: As set forth in Section 5.7 of the Agreement.

12. Payment Terms. As set forth in the Agreement.

As agreed by:

VENDOR	CONTRACTING PARTY

VCAT, LLC	[CONTRACTING PARTY NAME]

Signature:	Signature:

Printed Name:	Printed Name:

Title:	Title:

Date:	Date:

APPENDIX 1

SCOPE OF WORK

(Attached to Statement of Work No.             )

Project Name:

1. Detailed Description of Services and Deliverables:

[                    ]

2. Quality and Testing Requirements:

[                    ]

3. Key Milestones:

[                    ]

Exhibit A

EXHIBIT B

INITIAL SOW

Statement of Work

for

Consulting Services Agreement

Between Newco and IGT

This Statement of Work is hereby incorporated into the Consulting Services Agreement between VCAT, LLC, a Delaware limited liability company (“Newco”) and Venture Catalyst Incorporated, a Utah corporation (“Company”), dated August     , 2006 (the “Consulting Agreement”).

Newco shall provide to Company, IGT and service beneficiaries designated by Company the Services and Deliverables set forth herein, in accordance with the requirements, specifications and criteria set forth herein, and in accordance with the schedules and deadlines set forth herein.

I.	Definitions. Capitalized terms used herein shall have the meanings defined for such terms in the Consulting Agreement. In addition, the following terms shall have the following meanings as used in this Statement of Work:

A.	“BI Services” means business intelligence services.

B.	“Transaction” means the closing of the Asset Purchase Agreement, as such term is defined in the Consulting Agreement.

II.	Project Plan. As Newco’s first Deliverable under this Statement of Work, Newco shall prepare for Company’s approval a written project plan for Newco’s provision of the initial 6-months of the Services and Deliverables under this Statement of Work (the “Project Plan”). The Project Plan shall contain a list of all Deliverables, a project schedule with deadlines for key Deliverables and key milestones, any applicable specifications or other criteria for the Services or Deliverables, and any special test or acceptance criteria for the Deliverables. Newco shall complete and deliver the proposed Project Plan to Company for Company’s review and approval within 45 days of the Effective Date. Upon Company’s written acceptance of the Project Plan, the Project Plan will be deemed part of this Statement of Work and the Consulting Agreement. The initial Project Plan shall include a plan for supplementing the Project Plan to include all Services and Deliverables throughout the term of the Consulting Agreement.

III.	Quarterly Meetings and Reports. Newco and Company shall meet once each quarter to review the status of the Project Plan, Services and Deliverables. Newco shall present at each such meeting a written report containing the information that Newco is required to provide under Section 2.7 of the Consulting Agreement, and shall propose any recommended modifications to the Project Plan, Services or Deliverables. All such meetings shall take place in Reno, Nevada or in another mutually agreed upon location. Newco will ensure that it is represented at such meetings by the person or person(s) best suited to provide and discuss such information with Company.

IV.	Short-Term Services. Newco shall provide the following Services for a period of 24 months after the Effective Date of the Consulting Agreement, or for such shorter period as Company may give Newco notice of in writing.

A.	Maintain Existing Mariposa Business Operations: Newco shall provide the day-to-day project management and consulting services for current Mariposa customers in the integration phase of their contracts in a manner substantially similar to the project management and consulting provided prior to the Transaction. Company understands that there may be material changes in the direction of certain projects, however, Newco’s goal shall be to maintain firm contract execution and consistent client communication to insure a long term relationship with the Mariposa customers. Newco’s services shall include, without limitation:

1.	Completing obligations under current master license contracts (integration, installation and training);

Exhibit B

2.	Providing support and maintenance services for all Mariposa customers;

3.	Assisting Company and IGT in maintaining customer relationships with existing Mariposa customers;

4.	Assisting Company and IGT in developing a long-term strategy for existing Mariposa business and customers, including, without limitation:

a.	Developing a sales strategy for existing products; and

b.	Migrating PCS, CMS and DVS functionality to the Advantage System, if requested by Company or IGT;

5.	Assistance with the transitioning of Mariposa resources, including, without limitation, all IP, technology, technical documentation, sales materials and any other Mariposa business or technical information and documentation, from Newco to Company’s or IGT’s business and product development teams;

6.	Assisting with the transfer, augmentation and cross referencing of the current Mariposa staff from the current business strategies to IGT’s development effort for SBG or other product direction as required by Company or IGT;

7.	Assistance with the transition of general and administrative tasks to Company or IGT (including accounting, legal, and human resources) related to the Mariposa business and the Las Vegas office facilities, and Mariposa employees who transition to Company or IGT;

8.	Providing assistance to the Company and IGT with respect to the use, and operation of the Retained Assets (as defined in the Asset Purchase Agreement); and

9.	Providing such other project management and consulting services as Company or IGT may request from time to time.

B.	Development of SBG Product and Services: Newco shall assist Company and IGT in the on-going development of SBG products and services. Newco shall provide product and service development, testing and support services related to SBG, including, without limitation:

1.	Serving as primary interface with Company, IGT, and Newco clients, including their management, IT departments and technology consultants, on Company and IGT SBG initiatives;

2.	Assistance with incorporating Mariposa IP and features and functionality into IGT SBG products;

3.	Providing slot player and casino-focused product SBG feature and function recommendations;

4.	Providing slot player and casino focused assistance with SBG product architecture;

5.	Assisting with development of the BI Services business model; and

6.	Providing such other product and service development and testing activities as Company or IGT may request from time to time.

C.	SBG Product and Service Strategy. Newco shall assist Company and IGT with the development of an SBG business model, including but not limited to the strategic logic for SBG products and services, using product, customer, competitor, marketing, quality, service, resource, technology, organization, and human resources as primary dimensions to consider in the development of such model. Newco’s services shall include, without limitation:

1.	Assistance with the creation of the IGT SBG product and service branding process;

2.	Assistance with the creation of a value proposition for IGT’s SBG customers and IGT primarily based on the Newco client experiences and testing (e.g., building an ROI case);

3.	Assistance with the development of IGT SBG product and service pricing models primarily based on the ROI case from Newco clients experience and testing;

Exhibit B

4.	Implementation, integration and support services planning;

5.	Preparing a BI Services business plan; and

6.	Providing such other SBG marketing, product and service strategy assistance as Company or IGT may request from time to time.

V.	Mid-Term Services. Newco shall provide the following Services for a period of 36 months after the Effective Date of the Consulting Agreement, or for such shorter period as Company may give Newco notice of in writing.

A.	SBG Products Roll-out. Newco shall assist Company and IGT with the execution of the product roll-out and testing of the Company and IGT SBG products and services. Newco’s services shall include, without limitation:

1.	Assistance with selecting initial customers for IGT SBG products and services;

2.	Leveraging Newco’s relationships with its clients to provide value added feedback on the IGT SBG products and services;

3.	Leveraging Newco’s operator experience and technology to assist with Company’s and IGT’s ongoing product and business development of the SBG products and services;

4.	Leveraging Newco’s customer relationship skills during the SBG product and services roll-out;

5.	Assisting with the continued development of and execution of the BI Services business model to be provided to IGT’s SBG customers; and

6.	Providing such other SBG product roll-out assistance as Company or IGT may request from time to time.

B.	BI Services Business Model. Newco shall assist Company and IGT with the development, execution and ongoing refinement of a BI Services business model Newco’s services shall include, without limitation:

1.	Assistance with the development of a BI Services business model which might include a platform similar to the “quick start” BI service model currently being developed for Mariposa customers;

2.	Assisting Company and IGT with the execution and ongoing development of such BI Services model;

3.	Providing such other BI Services model and platform assistance as Company or IGT may request from time to time.

Exhibit B

EXHIBIT C

INSURANCE COVERAGE

VENDOR INSURANCE SPECIFICATIONS

1.	Vendor of Products and/or Services:

Prior to the commencement of the supply of any products/services, Vendor shall procure the following insurance coverage, at its own expense, with respect to such products. Such insurance shall be issued by insurance carriers satisfactory to IGT with minimum limits as set forth below. Such insurers must be licensed and admitted in the state of Nevada and have an A.M. Best Company rating of A- VII.

Commercial General Liability including Products, Completed Operations and Contractual Liability insurance against the liability assumed above with the following minimum limits for Bodily Injury and Property Damage on an Occurrence basis:

$1,000,000 per occurrence for Bodily Injury, Property Damage and Personal Injury, with the following separate aggregate limits;

$2,000,000 General Aggregate (other than Products/Completed Operations); and

$2,000,000 Products/Completed Operations Hazards.

Without limiting Vendor’s indemnification duties as outlined in the Indemnification clause, such policy shall name IGT, its subsidiaries, employees, officers, and agents as additional insured for any losses or claims arising out of, allegedly arising out of, or in any way connected to the Vendor’s products.

Comprehensive Automobile Liability Insurance covering any automobile, including owned, non-owned and hired automobiles used in connection with the work covering Bodily Injury and Property Damage with a minimum limit of $1,000,000 per accident. Without limiting Vendor’s indemnification duties as outlined in the Indemnification clause, the insurance policies described above shall name IGT, its subsidiaries, employees, officers and agents as additional insured for any losses or claims arising out of, allegedly arising out of or in any way connected to the Vendor’s performance of services and products under this agreement.

Prior to the providing any services to IGT, Vendor shall furnish a certificate, satisfactory to IGT, from each insurance company showing that the above insurance is in force, stating policy numbers, dates of expiration and limits of liability, and further providing that the insurance will not be canceled or changed until the expiration of at least thirty (30) days after written notice of such cancellation or change has been mailed to and received by IGT. The insurers shall agree that the Vendor’s insurance is primary and any insurance maintained by IGT shall be excess and non-contributing to the Vendor’s insurance. In addition to the certificate of insurance demonstrating IGT’s additional insured status, the Vendor shall provide copies of the actual insurance policies if requested by IGT at any time.

2.	Vendor Employees Working on IGT premises:

Statutory Workers’ Compensation as required by state and Employer’s Liability with a minimum limit of $1,000,000 per accident. Vendor agrees to waive subrogation against IGT for any injuries to its employees or damage to its employees arising out of or in any way related to Vendor’s performance of services under this contract. Further, Vendor agrees that it shall ensure its Workers’ Compensation and Employer’s Liability insurer(s) agree to waive subrogation for any claims arising out of or in any way connected to Vendor’s performance of services under this contract.

Exhibit C

Certificate Holder to read:	Attention: Corporate Risk Management
IGT
9295 Prototype Drive
Reno, NV 89521-8986

Certificates of Insurance shall be mailed to IGT Risk Management at the above address or faxed to 775-448-1496.

Exhibit C

EXHIBIT D

EXPENSE REIMBURSEMENT POLICY

GENERAL POLICY

Reservations & Suppliers

All reservations (air, car and hotel) must be made through IGT-designated travel agencies.

IGT-designated suppliers with whom IGT has special rates and arrangements must be used whenever possible, unless a lower cost, acceptable alternative is available. IGT continually updates IGT-designated travel agencies with such suppliers and negotiated rates.

Policy and Allowable Expenses

This policy provides the general rules for each expense category. Detailed lists of reimbursable and non-reimbursable expenses are at the end of this policy.

Exceptions to Policy

Exceptions to policy are sometimes necessary and will occur from time to time. For example, a traveler may lose a receipt. Approvers must provide a reasonable written explanation for exceptions with the traveler’s expense report. Major exceptions require IGT approval. A list of major items requiring IGT approval is listed on the last page of this policy.

Travel Time for Non-exempt Hourly Employees

Travel time incurred by a non-exempt employee for flight time while traveling by airplane, or portal-to-portal while driving to and from his/her destination, is considered time worked. Travel time should be reported as hours worked and will be compensated accordingly.

AIRLINE TICKETS

Policy Directive

Travelers and IGT-designated travel agencies are required to obtain the lowest logical published economy airfare (domestic, non-international travel) available for the requested itinerary. Lowest logical airfare will be obtained by:

•	Using non-refundable tickets if travel is reasonably assured. Any exceptions must be documented and provided to IGT-designated travel agencies by the traveler’s approver.

•	Accepting reservations within a minimum of 2 hours before or after the requested departure/arrival times whenever possible.

•	Travelers open to accepting at least one stopover and/or connection.

•	Travelers making reservations early enough (at least 15 days prior to traveling) to obtain advanced ticketing discounts.

•	Travelers refraining from requesting a specific airline.

Lost Baggage

The ultimate responsibility for retrieving and compensating lost baggage lies with the airlines. The Company will not reimburse travelers for personal items lost while traveling on business.

Exhibit D

Cancellations/Unused Airline Tickets

When a trip is canceled after the ticket has been issued, a traveler must turn any unused airline tickets into IGT-designated travel agencies. The traveler should also inquire about using the same ticket for future travel, or obtaining a refund. If a traveler requires reimbursement to pay for non-refundable tickets, an expense report should be submitted to IGT.

Spouse/Companion Travel

The Company will not reimburse travel and entertainment expenses incurred by a spouse or other individual accompanying an employee on business unless there is a bona fide business purpose for taking the spouse or other individual. In cases where the employee intends to claim reimbursement for spouse travel and/or entertainment expenses, approval of IGT is required. A spouse or other individual may accompany an employee on a business trip at the employee’s expense.

INTERNATIONAL TRAVEL

Intercontinental/International Travel Policy Definition

For purposes of this policy, international travel is defined as intercontinental travel. Travel within the same continent is considered domestic travel. Employees may use Business class for intercontinental travel.

Passports & Visas

Verify passport and visa requirements for your destination at least six weeks prior to departure through IGT-designated travel agencies.

LODGING

Hotel Selection

Travelers are entitled to stay in a single room with a private bath. Reservations must be made through IGT-designated travel agencies whenever possible. Travelers are required to use:

•	Properties in close proximity to their destination or place of business.

•	Properties where there are company-negotiated rates. Contact IGT-designated travel agencies for a current list.

Travelers staying a week or longer should inquire about weekly/long-term discounts. “Pay per View” movies and hotel gym fees while lodging are acceptable if not used excessively.

Hotel Cancellation Procedures

Travelers are responsible for canceling hotel rooms timely to avoid any cancellation charges.

RENTAL CAR

Making Rental Car Reservations

Rental car reservations must be made through IGT-designated travel agencies whenever possible. Rental car reservations must NOT be made directly through the rental car company. The car class rented should be the most economical for the number of passengers (compact to mid-sized for 1-2 passengers, intermediate to full-sized for 3-5 passengers, minivan for 6 or more passengers).

Exhibit D

Rental Car Insurance

The Company has corporate insurance coverage for rental cars within the United States and Canada; additional insurance is unnecessary and not allowed. For anywhere outside the United States and Canada, travelers must obtain rental car insurance.

Returning Rental Cars

Every reasonable effort must be made to return the rental car with a full tank of gas. Travelers must not accept rental car companies’ options to pre-purchase a full tank of gas for his/her rental return.

OTHER TRANSPORTATION

Personal Car Usage

Travelers will be reimbursed for business usage of personal cars at the current federal rate per mile. Employees will not be reimbursed for any repairs to their personal car even if these costs result from business travel.

To be reimbursed for use of their personal car for business, travelers must provide on their expense report:

•	Purpose of the trip

•	Date and location

•	Mileage log

Total amounts reimbursed shall not exceed the equivalent airfare, if applicable.

PERSONAL/VACATION TRAVEL

Combining Personal with Business Travel

Personal/vacation travel may be combined with business travel provided there is no additional cost to the Company. Personal expenses are non-reimbursable.

TELEPHONE USAGE

Business Phone Calls

Employees will be reimbursed for business phone calls, which are reasonable and necessary for conducting business made using corporate phone cards or home phone.

Personal Phone Calls while Traveling

Travelers will be reimbursed for personal telephone calls made to immediate family or significant others while traveling on business.

Cellular Phone Reimbursement

Travelers will be reimbursed for business calls made on personal cellular phones, which are reasonable and necessary for conducting business, and with an original bill attached to the expense report form.

Exhibit D

MEALS AND ENTERTAINMENT

Personal Meal Expenses

The traveler on an out-of-town business trip incurs personal meal expenses. Travelers will be reimbursed according to actual and reasonable cost. Travelers who pay for co-workers traveling with them must include the co-workers’ names in the expense report documentation.

Business Meal Expenses

Business meals are with customers, business clients, prospects or associates during which a specific business discussion takes place. Employees will be reimbursed for business meal expenses according to actual and reasonable cost.

Working meals are meals provided to employees during working hours for the convenience of the Company. Working meals provided on property require the responsible manager’s approval. Working lunches provided off-property require the responsible director’s approval.

Tipping for Meals

In countries where tips are customarily provided, tips included on meal receipts will be reimbursed. As the standard US rate for tipping ranges from 15% to 20%, tips more than 20% of the bill will be considered excessive and may not be reimbursed.

Payment for Meals

When more than one employee is present at a business meal, the most senior level employee must pay and expense the bill. Whenever feasible, meals and entertainment expenses should be paid for using the employee’s corporate credit card.

PAYMENT METHODS

Preferred Use of Corporate Credit Card

Corporate credit card is the preferred method for charging all:

•	Air travel

•	Lodging

•	Car rental

•	Meals and entertainment

•	Miscellaneous T&E expenses

Timing for Expense Report Completion and Submission

Travelers must file expense reports no later than 30 days after completion of each trip or occurrence of business expense.

Business Purpose for Travel

Travelers must provide, in as much detail as possible, the business purpose for travel and/or entertainment.

Approval/Authorization Process

The level of authority required for approving travel-related expenses is as follows:

•	Managers—up to $5,000

•	Directors—up to $10,000

•	VP’s—exceeding $10,000

Exhibit D

No employee is authorized to approve their own, a peer’s, or a superior’s expense report. The approver is accountable for ensuring compliance with:

•	Dates traveled

•	Location

•	Approval signatures

•	Business purpose

•	Correct totals

•	Supporting documentation and receipts

•	Policy compliance

•	Reasonableness of submitted claims

IGT has the authority to return expense reports to the approver if any of the above is not met.

Documentation Requirements

Travelers/employees must submit the following documentation along with their expense report form:

•	Airline ticket passenger receipt

•	Airline ticketless travel: itinerary/receipt-showing proof of payment.

•	Hotel folios showing balance paid (break out folio charges by category e.g. phone, room plus taxes, meals, etc., for expense reporting purposes)

•	Car rental agreement plus proof of payment

•	Meals/entertainment credit card receipt or cash register receipt for expenses over $15

•	Original phone bill with reimbursable calls highlighted

•	Receipts for all miscellaneous expenses over $25

Receipts must include the name of the vendor, date, itemized detail of expenses and dollar amount. When a receipt is not available, a full explanation of the expense and the reason for the missing receipt is required. Typically, airline, car rental and hotel receipts copies can be obtained from vendors if the original is lost. All receipts must be neatly affixed to letter-sized sheet of copy paper.

IRS Requirements

For business meal and entertainment expenses, the following documentation is required by the IRS, and must be recorded on the expense report:

•	Names of individuals present, their titles and company name

•	Name and location of where the meal or event took place

•	Exact amount and date of the expense

•	Specific business topic discussed

Acceptable Receipts

The following receipts are acceptable:

•	Original receipt completed by the vendor

•	Customer’s copy of credit card slip with itemized detail of expenses

•	Original phone bill

Exhibit D

Unacceptable Receipts

The following receipts are NOT acceptable:

•	Restaurant tear tabs

•	Credit card billing statement

•	Photocopies

Expensing Meals by Category

Each meal (breakfast, lunch, and dinner) must be recorded separately on the expense report.

Tips and Gratuities

Tipping a porter, bellman, chambermaid or valet attendant should be based on the quality of service rendered. Lavish or unreasonable gratuities will not be reimbursed under any circumstances.

Converting Foreign Currencies

Expenses in foreign currencies are converted into base currency at the actual exchange rate, supported by a “buy” exchange receipt from the airport or a bank. IGT discourages employees from buying foreign currencies at hotels. Hotels may add high surcharges and should be avoided whenever possible. A separate expense report must be completed for each type of currency in which expenses are incurred. All expenses are recorded in the foreign currency, and are converted to base currency in total at the bottom of the expense report. The currency conversion rate must be clearly noted on the expense report, and the “buy” exchange receipt provided.

Reimbursable Expenses

Travelers will be reimbursed for the following expenses, as defined by this policy:

•	Airfare

•	Business phone calls

•	Car rental navigation system

•	Currency conversion fees

•	Faxes or photo copies necessary while traveling

•	Food and beverages

•	Ground transportation (taxi, bus, shuttle, subway, train, etc.)

•	Hotel internet connection

•	Rental car

•	Laundry/dry cleaning/suit pressing (for trips exceeding 5 days)

•	Occasional hotel pay-per view movies, gym fees, satellite radio

•	Parking

•	Personal calls to immediate family or significant others

•	Personal car mileage

•	Reasonable room service charges

•	Reasonable tips

Exhibit D

•	Tolls

•	Visa/passport/consulate fees

•	Shots required for foreign travel (to the extent not covered by medical insurance)

Non-Reimbursable Expenses or Exceptions Requiring IGT Approval

Travelers will NOT be reimbursed for the following miscellaneous expenses unless the expense report is approved by IGT as an exception to policy:

•	Birthday cakes and cards for employees

•	Birthday meals for employees

•	Car washes for personal vehicle

•	Corporate credit card delinquency fees/finance charges

•	Excess baggage charges for personal items

•	Excessive personal telephone calls/charges

•	Expenses for travel companions/family members

•	Flowers for any occasion for employees (contact Human Resources Department)

•	Golf fees (when not part of customer entertainment)

•	In-flight telephone charges

•	Lost baggage

•	Luggage and briefcases

•	Magazines, books, newspapers

•	“No show” charges for hotel or car service

•	Parking or traffic tickets/fines

•	Personal accident insurance

•	Personal cellular phone service charges

•	Personal entertainment while traveling, including sports events

•	Rental car insurance within the US and Canada

•	Rental car company gas fill-ups or option to pre-purchase full tank of gas

•	Rental car upgrades

•	Sauna and spa treatment (such as massages)

•	Spouse/companion travel

On a quarterly basis, Accounts Payable will provide a summary of exceptions to each Vice President.

Non-Reimbursable Expenses

Travelers will NOT be reimbursed for the following miscellaneous expenses

•	Airline club membership dues

•	Annual fees for personal charge or credit cards

Exhibit D

•	Barbers and hairdressers

•	Clothing (e.g. socks, pantyhose, etc.)

•	Cigarettes, cigars or any tobacco products

•	Country club dues

•	Expenses related to vacation or personal days while on a business trip

•	Loss/theft of personal funds or property

•	Medical bills incurred during travel—contact medical insurance carrier within the timeframe specified by carrier to insure maximum reimbursement under the medical plan.

•	Office supplies, books and other non-T&E related expenses

•	Optional travel or baggage insurance

•	Personal property insurance

•	Private aircraft travel

•	Repairs due to accidents

•	Routine maintenance/tune-ups

•	Season tickets

•	Shoeshine

•	Souvenirs/personal gifts

•	Toiletries, such as toothpaste, toothbrush, etc.

•	Transportation between home office and personal residence

Exhibit D